UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2006 (September 13, 2006)

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA	30346 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:       (770) 395 - 4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4 (c))

Item 7.01          Regulation FD Disclosure.

Unaudited Pro Forma Condensed Combined Financial Data

Georgia Gulf Corporation (the “Company”) is filing this current report to furnish unaudited pro forma condensed combined financial data giving effect to the acquisition of Royal Group Technologies Limited (“Royal Group”) and certain related transactions. The unaudited pro forma condensed combined financial data is furnished as Exhibit 99 hereto and incorporated into this Item 7.01 by reference. The information furnished in this current report speaks only as of its date and the Company undertakes no duty to update such information.

Election of Officer

On September 13, 2006, James Worrell was elected to the position of Vice President—Human Resources. Prior to his election as Vice President—Human Resources, Mr. Worrell served in a similar non-executive capacity with the Company since 1993.

Recent Events at Royal Group

On September 15, 2006, Royal Group announced that it is continuing with its business portfolio restructuring, as described below:

Royal Group will wind up and sell the assets of Royal Dynamics, an injection moulding business. In addition, Royal Group is in the process of identifying other non-core operations and assets, including excess real estate that is being vacated as a result of Royal Group’s manufacturing operation consolidation program. During the remainder of the 2006 fiscal year, Royal Group is expected to incur charges related to these decisions, with are anticipated to be in the range of $65 million to $75 million. This range is inclusive of gains anticipated on certain assets sales which will be recorded when these assets sales are finalized. The anticipated cash proceeds and charges and write-downs are based on current expressions of interest in and/or independent valuations, and/or management assessments of business units and assets to be disposed of.

Item 9.01          Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c)  Shell Company Transactions.

Not applicable.

(d) Exhibits.

Number	Exhibit
99	Unaudited Pro Forma Condensed Combined Financial Data

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEORGIA GULF CORPORATION
By:	/s/ Joel I Beerman
Name:	Joel I. Beerman
Title:	Vice President, General Counsel and Secretary

Date:  September 18, 2006